SUB-INVESTMENT ADVISORY AGREEMENT

BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York  10286

December 31, 2019

Newton Investment Management Limited

160 Queen Victoria Street

London

EC4V, 4LA

United Kingdom

Ladies and Gentlemen:

BNY Mellon Investment Funds I (the "Trust") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board.  The Trust employs BNY Mellon Investment Adviser, Inc. (the "Adviser") to act as the Series' investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you.  The Adviser is authorized to and desires to retain you to act as the Series' sub-investment adviser.  You hereby agree to accept such retention, to render the services and to assume the obligations set forth herein with respect to the Series for the compensation provided herein.

In connection with your serving as sub-investment adviser to the Series, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this sub-investment advisory agreement (the "Agreement").  Such person or persons may be officers or employees of both you and the Trust.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Trust's Board, you will provide investment management of the Series' portfolio in accordance with (i) the Series' investment objective(s), policies and limitations as stated in the Series' Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you; (ii) any applicable procedures or policies adopted or approved by the Adviser or the Trust's Board with respect to the Series as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; and (iv) any written instructions which the Adviser or the Trust's Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of the Trust or the Adviser unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment.  In connection therewith, you (a) will obtain and provide investment research and supervise the Series' investments and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Series' assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution.  Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services.  You may pay to brokers and dealers, in return for such research and analysis, a higher commission than may be charged by other brokers and dealers, subject to your good faith determination that such commission is reasonable in terms either of the particular transaction or of your overall responsibility to the Series and your other clients and that the total commissions paid by the Series will be reasonable in relation to the benefits to the Series over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended.  Such authorization is subject to termination at any time by the Trust's Board for any reason.  In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Adviser, the Series' principal underwriter or any other sub-investment adviser to the Trust if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust's Rule 17e-1 procedures.  In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Series' principal underwriter, any other sub-investment adviser to the Trust or any person affiliated with you, the Adviser, the Series' principal underwriter, any other sub-investment adviser to the Trust or the Series, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect.  The Adviser will periodically provide you with a list of the affiliates of the Adviser, the Series or the Series' principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which the Series may not invest, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by the Series.

Proxies of companies whose shares are held by the Series shall be voted as described in the Series' Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent.  You are authorized and agree to act on behalf of the Series with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held by the Series in such manner as you deem advisable, unless the Trust or the Adviser otherwise specifically directs in writing.  You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the Series' assets.  The Adviser shall furnish you with copies of the Series' Prospectuses, Statements of Additional Information and any supplements thereto.  You will be provided the opportunity to review and approve any description of you set forth in the Series' Prospectus, Statement of Additional Information and any supplements thereto.  The Adviser also will furnish you with copies of Prospectus or Statement of Additional Information supplements that disclose any changes to the Series' investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to the Series.

You will furnish to the Adviser or the Trust such information, with respect to the investments which the Series may hold or contemplate purchasing, as the Adviser or the Trust may reasonably request.  The Trust and the Adviser wish to be informed of important developments materially affecting the Series' portfolio and shall expect you, on your own initiative, to furnish to the Trust or the Adviser from time to time such information as you may believe appropriate for this purpose.  In connection therewith, you will notify the Adviser if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements affecting the investments which the Series holds or, at a time relevant to such proceeding, class action or settlement, has held in the Series' portfolio.  Upon reasonable request, you will make available your officers and employees to meet with the Trust's Board and/or the Adviser to review the Series' portfolio.

You will maintain all required books and records with respect to the securities transactions for the Series' portfolio in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Trust's Board and the Adviser with such periodic and special reports as the Trust's Board or the Adviser reasonably may request.  You hereby agree that all records which you maintain for the Trust or the Adviser are the property of the Trust or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Trust or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Trust or the Adviser any records which you maintain for the Trust or the Adviser upon request by the Trust or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act.  You will promptly notify the Trust's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Series' Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect.  Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Trust in connection with the Trust's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act.  Such assistance shall include, but not be limited to, (i) providing the Trust's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Trust's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Trust's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Trust's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Trust's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Trust's Chief Compliance Officer with special reports in the event of material compliance violations.  Upon request, you will provide certifications to the Trust, in a form satisfactory to the Trust, to be relied upon by the Trust's officers certifying the Trust's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust, the Series or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Trust, the Series or a Series' security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.  The Trust is expressly made a third party beneficiary of this Agreement with rights as respect to the Series to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee at the annual rate set forth on Schedule 1 hereto.  If the Adviser waives all or a portion of the management fee it is entitled to receive from the Series, the fee payable to you pursuant to this Agreement may be reduced as you and the Adviser mutually agree.  The fee for the period from the effective date of this Agreement to the end of the month during which this Agreement became effective shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.  For the purpose of determining fees payable to you, the value of the Series' net assets shall be computed in the manner specified in the relevant Series' then-current Prospectus and Statement of Additional Information for the computation of the value of the Series' net assets.  Net asset value shall be computed on such days and at such time or times as described in the relevant Series' then-current Prospectus and Statement of Additional Information.

You agree to monitor the Series' portfolio and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the Series' portfolio that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices).  At the request of the Adviser or the Trust's Valuation Committee, you agree to provide additional reasonable assistance to the Adviser, the Trust's Valuation Committee and the Trust's pricing agents in valuing the Series' assets, including in connection with fair value pricing of the Series' assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Series (other than those borne by the Adviser) will be borne by the Trust, except to the extent specifically assumed by you.  The expenses to be borne by the Trust include, without limitation, the following: taxes, interest, commitment fees on borrowings (including interest payments to prime brokers), interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Trust's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Trust to you under the Management Agreement.  The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each company or account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by a Series or the size of the position obtainable for or disposed of by the Series.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to the Series (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Series in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the Series.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.  We acknowledge that you are Authorized and Regulated by the Financial Conduct Authority ("FCA") and that under the rules of the FCA we will be classified as a professional client.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  As to each Series, this Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Trust's Board or by vote of the holders of a majority of such Series' outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Trust and the Adviser.  This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Trust and the Adviser, or you shall notify the Trust and the Adviser, as applicable, as soon as possible before any such assignment occurs.  In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Fund (the "Brochure Supplement").  The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

It is understood that, unless otherwise indicated on Schedule 1 hereto, each Series has filed for an exclusion from the definition of "commodity pool operator" ("CPO") pursuant to, and in accordance with, Rule 4.5 under the Commodity Exchange Act of 1974, as amended (the "CEA").  The Adviser represents and warrants that it is not subject to regulation as a CPO by the Commodity Futures Trading Commission or the National Futures Association with respect to the Series and agrees to furnish a copy of the Series' Rule 4.5 filing to you upon request.  You agree to manage the Series' assets in a manner that will permit the Series to continue to rely on the exclusion from the definition of CPO pursuant to, and in accordance with, Rule 4.5 under the CEA, unless otherwise agreed to in writing by the Adviser.  The Adviser agrees to notify you in the event that a Series is no longer eligible to rely on the exclusion from the definition of CPO under Rule 4.5 or the Series' Rule 4.5 filing is withdrawn.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
Name: James Bitetto
Title: Secretary

Accepted:

NEWTON INVESTMENT MANAGEMENT LIMITED

By:	/s/ Andrew Down
Name: Andrew Down
Title: Director

SCHEDULE 1

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day

BNY Mellon International Equity Fund	.36%	April 4, 2020	April 4th

81800687v4